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Exhibit 10.3
Confidential treatment requested

SEMI-EXCLUSIVE LICENSE AGREEMENT

    THIS AGREEMENT, effective as Sept. 30, 1993, is between Enzon, Inc. a corporation of the State of Delaware (ENZON) having its principal place of business at 40 Kingsbridge Road, Piscataway, NJ 08854-3998, and Bristol-Myers Squibb Company, a corporation of the State of Delaware (BMS) having a principal place of business at Route 206 and Province Line Road, Princeton, NJ 08540.

RECITALS

    ENZON has conceived and reduced to practice certain single-chain antigen binding molecules (as hereinafter further defined under SCA DISCOVERIES);

    BMS has an interest in the semi-exclusive development of said SCA DISCOVERIES into commercially useful products and processes in the field of Lewis-Y antigen binding proteins (as hereinafter further defined under FIELD);

    ENZON has certain PATENT RIGHTS pertaining to the SCA DISCOVERIES; ENZON is interested in licensing said PATENT RIGHTS and know-how associated with SCA DISCOVERIES; and

    BMS is interested in becoming a semi-exclusive licensee and desires to develop, manufacture, use, and sell products and processes in the FIELD related to said SCA DISCOVERIES throughout the world;

    NOW, THEREFORE, in consideration of the premises and of the performance of the covenants herein contained, the parties agree as follows:

1.  DEFINITIONS

  1.1
  The term "AFFILIATE" shall mean:

  (a)
  Any corporation owning or controlling, directly or indirectly, at least fifty-one percent (51%) of the stock normally entitled to vote for election of directors of a party and

  (b)
  Any corporation at least fifty-one percent (51%) of whose stock normally entitled to vote for election of directors is owned or controlled, directly or indirectly, by a party.

  1.2
  The term "EFFECTIVE DATE" shall mean the date first written above.

    1.3 The term "FIELD" shall mean proteins that derive their therapeutic activity by their binding affinity for the Lewis-Y antigen or that compete with monoclonal antibody BR96 for binding to the Lewis-Y antigen, for therapeutic use only, excluding, without limitation, the areas listed in APPENDIX II.

    1.4 The term "FIRST COMMERCIAL SALE" shall mean the first commercial sale of any PRODUCT by BMS or its AFFILIATES or sublicensees.

    1.5 The term "ENZON IMPROVEMENT" shall mean any technology related to an SCA DISCOVERY disclosed or claimed in a patent application filed, or licensed on a royalty-free basis with the right to sublicense, by ENZON or its AFFILIATES after the EFFECTIVE DATE and during the term of this Agreement; PROVIDED, HOWEVER, that ENZON IMPROVEMENT shall not include any specific SCA PROTEIN, or any specific genetic sequence or host coding for or containing such genetic sequence coding for a specific SCA PROTEIN, or the therapeutic or diagnostic use of such a specific SCA PROTEIN.

[*]   Confidential treatment requested

    1.6 The term "NET SALES" shall mean the gross sales receipt for any quantity of PRODUCT subject to royalty under this Agreement that is sold by BMS or its AFFILIATES or sublicensees to any third party, less deductions for (a) trade and cash discounts, credits, allowances, rebates or refunds incurred or granted; (b) bad debts actually incurred; and (c) sales, use or excise taxes and duties, and freight and insurance, to the extent included in the gross price charged.

    1.7 The term "PATENT RIGHT(S)" shall mean any United States or foreign patent applications or patents owned, or licensed on a royalty-free basis with the right to sublicense, by ENZON or its AFFILIATES containing one or more claims to SCA DISCOVERIES, any continuation-in-part, division, or continuation application thereof, any patent or the equivalent thereof granted thereon, and any reissue, reexamination, or extension of any of these patent(s) including any applications filed and patent(s) granted on ENZON IMPROVEMENTS; PROVIDED, HOWEVER, that PATENT RIGHTS shall not include any claim in patent applications to specific SCA PROTEIN, or to any specific genetic sequence or host coding for or containing such genetic sequence coding for a specific SCA PROTEIN, or to the therapeutic or diagnostic use of such a specific SCA PROTEIN. Existing PATENT RIGHTS are listed in Appendix I, which shall be modified by ENZON from time-to-time so that it accurately reflects those patent applications and patents includable under PATENT RIGHTS during the term of the Agreement, relevant to the FIELD.

    1.8 The term "PRODUCT(S)" shall mean an SCA PROTEIN whose manufacture, composition, or use in the country in question, but for the license granted hereunder, would constitute an infringement of one or more VALID CLAIMS in such country.

    1.9 The term "VALID CLAIM" shall mean a claim contained in any patent included in PATENT RIGHTS which has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

    1.10 The term "SCA DISCOVERIES" shall mean an SCA PROTEIN, genetic sequences coding therefor, transformed hosts containing such genetic sequences, and methods of producing and using such SCA PROTEIN.

    1.11 The term "SCA PROTEIN" shall mean a single chain polypeptide having binding affinity for an antigen, said polypeptide comprising:

    (a)
    a first polypeptide comprising the binding portion of the light chain variable region of an antibody;

    (b)
    a second polypeptide comprising the binding portion of the heavy chain variable region of an antibody; and

    (c)
    at least one peptide linker linking said first and second polypeptides (a) and (b) into a single chain polypeptide having binding affinity for said antigen.

    1.12 The term "BMS PATENT RIGHTS" shall mean any patents issuing after the EFFECTIVE DATE hereof and during the term of this Agreement, owned, or licensed on a royalty-free basis with the right to sublicense, by BMS or its AFFILIATES, covering any SCA DISCOVERY, but only to the extent of claims therein, if any, that, as a matter of U.S. patent law, are dominated by ENZON PATENT RIGHTS; PROVIDED, HOWEVER, that BMS PATENT RIGHTS shall not include any claim to specific SCA PROTEIN, or to any specific genetic sequence or host coding for or containing such genetic sequence coding for a specific SCA PROTEIN, or to the therapeutic or diagnostic use of such a specific SCA PROTEIN.

2.  PATENT RIGHTS

    2.1  Costs.  All future patent costs pertaining to PATENT RIGHTS whether or not such PATENT RIGHTS are pending on the EFFECTIVE DATE, including preparation, filing, and prosecution of patent applications, issuance, taxation, and maintenance costs shall be borne by ENZON.

    2.2  Control.  All control over PATENT RIGHTS will be in ENZON, and all PATENT RIGHTS will be filed and prosecuted by ENZON's attorneys, subject to any rights BMS may have under Section 7.

3.  LICENSE GRANT TO BMS

    3.1  Semi-Exclusive License.  As of the EFFECTIVE DATE of this Agreement, ENZON hereby grants to BMS and its AFFILIATES a worldwide license under PATENT RIGHTS to make, have made, use, and sell PRODUCTS in the FIELD with the right to grant sublicenses to third parties. The license shall be exclusive (even as to ENZON and its AFFILIATES), subject only to the rights of the companies listed in Appendix III which have rights in the FIELD under the license agreements with ENZON listed therein and, if applicable (i.e., to the extent that monoclonal antibody A33 may bind to the Lewis-Y antigen), subject to the right reserved by ENZON and its AFFILIATES to make, have made, use and sell SCA PROTEINS based on monoclonal antibody A33.

4.  PAYMENT BY BMS

    4.1  Cash.  Within ten (10) days following the EFFECTIVE DATE of this Agreement, BMS shall pay ENZON the sum of [*] Dollars ($[*]).

    4.2  Milestone Payments.  For each therapeutic PRODUCT developed by BMS or its AFFILIATES or sublicensees subject to Regulatory Approval by the Food and Drug Administration, BMS will pay ENZON the following sums at the indicated Milestones:

    (a)
    [*] Dollars ($[*]) at the time of an Investigational New Drug (IND) application filing;

    (b)
    [*] Dollars ($[*]) at the time of a Product License Application (PLA) filing; and

    (c)
    [*] Dollars ($[*]) at the time of the PLA approval.

    Payments under this Section 4.2 shall be credited against the Payments to Maintain Semi- Exclusivity otherwise payable under Section 4.4. It is understood that, with respect to any PRODUCT, no additional payment under this Section 4.2 will be payable as a result of filing in more than one jurisdiction or any filing seeking marketing approval for a new indication.

    4.3  Royalties.  BMS shall pay to ENZON a [*] percent ([*]%) royalty on NET SALES for each PRODUCT sold by BMS or its AFFILIATES or sublicensees. If BMS must pay royalties to a third party on NET SALES of PRODUCT in a country due to an issued patent of any third party relating to SCA DISCOVERIES, then the royalty payable by BMS to ENZON on NET SALES in such country shall be reduced by the amount of the royalty payable by BMS to such third party, provided that the royalty rate payable by BMS to ENZON shall not be reduced below [*]% of NET SALES. Royalties hereunder shall be payable at the [*]% rate (as may be reduced as aforesaid, if applicable), and no more, regardless of the extent of PATENT RIGHTS being exploited.

    4.4  Payments to Maintain Semi-Exclusivity.  BMS shall pay to ENZON the following sums on the indicated anniversaries of the EFFECTIVE DATE:

ANNIVERSARY	PAYMENT
[*]	[*] Dollars ($[*])
[*]	[*] Dollars ($[*])
[*]	[*] Dollars ($[*])

    Payments under this Section 4.4 shall be credited against the Milestone Payments otherwise payable under Section 4.2. If BMS fails to make a payment under this Section 4.4, then ENZON in its sole discretion may send BMS a written notice of default and, unless the payment default is cured by BMS within thirty (30) days of the notice, convert BMS' license granted under Section 3 to a non-exclusive license by giving written notice of such conversion to BMS.

    4.5  Currency Conversion.  Royalties due on NET SALES made in currency other than United States dollars shall first be calculated in the foreign currency and then converted to United States dollars on the basis of the arithmetic average of the applicable selling rate reported in The Wall Street Journal for the foreign currency in question for each of the last ten (10) business days of the period for which royalties are due.

5.  ACCOUNTING

    5.1  Reports.  BMS shall report in writing to ENZON within sixty (60) days after the end of each calendar quarter (commencing the quarter during which the FiRST COMMERCIAL SALE occurs) the quantities of PRODUCT subject to royalties hereunder that were sold by BMS and its AFFILIATES and sublicensees during said quarter, and the calculation of the royalties thereon. With said report BMS shall pay to ENZON the total amount of said royalties that have not been paid in advance. Reports, notices, royalty payments, and other communications hereunder shall be sent to the appropriate party at the following addresses:

  For ENZON:

  John Caruso, Esq.
  Vice President of Lega1 Affairs
  ENZON, INC.
  40 Kingsbridge Road
  Piscataway, NJ 08854-3998

  For BMS:

  Bristol-Myers Squibb Company
  Route 206 and Province Line Road
  Princeton, NJ 08540
  Attention:    Zola P. Horovitz
  Vice President, Business Development and Planning

    5.2  Records.  BMS shall keep, and require each AFFILIATE and sublicensee to keep, adequate records in sufficient detail to enable the royalties payable by BMS hereunder to be determined and, upon reasonable advance notice, permit, and require each AFFILIATE and sublicensee to permit, said records to be inspected at any time during regular business hours by an independent auditor appointed by ENZON and reasonably satisfactory to BMS for this purpose, who shall report to ENZON only the amount of the royalties payable hereunder.

6.  OPTION TO BMS

    6.1  Option to Non-Exclusive License.   ENZON hereby grants BMS and its AFFILIATES the option to take a non-exclusive license under PATENT RIGHTS (as defined in the applicable license agreement referred to below) in the field of (a) cancer therapeutics, or (b) all therapeutics. BMS may exercise this option by signing and delivering to ENZON the License Agreement of Appendix IV [*] or Appendix V [*] accompanied by payment of the sum of [*] Dollars ($[*]) for cancer therapeutics, or [*] Dollars ($[*]) for all therapeutics. [*] Percent ([*]%) of the cash payment of Section 4.1 hereof shall be credited against the applicable option exercise payment if exercise occurs on or before [*]. [*] Percent ([*]%) of the cash payment of Section 4.1 hereof shall be credited against the applicable option exercise payment if exercise occurs after [*] but on or before [*]. This option shall expire on [*]. With respect to each exclusive license agreement in the field of therapeutics covering PATENT RIGHTS entered into by ENZON after the EFFECTIVE DATE, ENZON shall expressly subject the license granted thereunder to the option granted to BMS under this Section 6.1 by way of an express disclosure comparable to Appendix III in such exclusive license agreement.

7.  INFRINGEMENT

    7.1  No Warranty of Non-Infringement.   Nothing in this Agreement shall be construed as a warranty, assurance, or representation by ENZON or its AFFILIATES that BMS or its AFFILIATES or sublicensees can make, have made, use, or sell PRODUCT free of any proprietary rights, including third party patent rights, other than those specifically granted in this Agreement. ENZON hereby represents that, as of the EFFECTIVE DATE, BMS' practice of the inventions covered by PATENT RIGHTS pursuant to the license granted hereunder will not infringe any existing patent (including patent to issue on an existing patent application) right owned, or licensed on a royalty-free basis with the right to sublicense, by ENZON or its AFFILIATES not licensed hereunder, to the extent that such practice does not involve the modification of any SCA PROTEIN as described in Area 8 listed in Appendix II.

    7.2  Infringement by BMS.   In the event that BMS or its AFFILIATES or sublicensees are sued for infringement by reason of practicing any invention covered by PATENT RIGHTS, BMS or its AFFILIATES shall notify ENZON in writing of the suit and shall have the sole right, but not the obligation, to defend such suit at the expense of BMS or its AFFILIATES or sublicensees, as the case may be. Only with respect to matters pertaining to the validity or enforceability of PATENT RIGHTS shall ENZON have the right to provide advice and assistance in any such litigation at its expense, unless such advice and assistance are requested by BMS or its AFFILIATES or sublicensees, in which case it shall be at the expense of BMS or its AFFILIATES or sublicensees, as the case may be. In the event ENZON is joined in such litigation, ENZON shall have the right to defend itself with counsel of its choice at its expense.

    7.3  Infringement by Third Party.

    (a)
    BMS shall notify ENZON of any infringement by a third party of any PATENT RIGHTS in the FIELD that BMS is aware of, and shall provide ENZON with the available evidence, if any, of such infringement.

    (b)
    ENZON shall have the exclusive right and sole discretion during the term of this Agreement to stop such infringement including bringing suit or other proceeding against the infringer in its own name and BMS shall be kept informed at all times of all such actions taken by ENZON. If ENZON requests, BMS may, at BMS' discretion, assist ENZON as a party to the lawsuit or other proceeding at ENZON's expense; however, ENZON shall retain control of the prosecution of such suit or proceeding, as the case may be.

    (c)
    ENZON shall bear all its costs incurred in connection with such lawsuit or other proceeding, and consequently shall be entitled to collect and retain for its own account such damages and profits as may be accrued as a result of such lawsuit or other proceeding; provided, however, that, if (and only if) such damages and profits have been determined on the basis of such infringement, then the total amount of such damages and profits, net of ENZON's lost royalties hereunder, litigation costs and expenses, shall be shared with BMS as follows: ENZON shall be entitled to [*] of such net amount; and BMS shall be entitled to the remainder.

    (d)
    If third party infringement in the FIELD in a particular country continues for more than six months after BMS' notice to ENZON under this Section 7.3, then any royalty obligation incurred by BMS under Section 4.3 hereof shall be reduced by [*] until such third party infringement terminates. For purposes of the above sentence, sales by a third party of infringing product in such country shall not be considered to be "third party infringement" unless such sales, together with sales of infringing product by any other third parties, equal or exceed [*] of BMS sales of PRODUCT in such country.

    (e)
    Nothing in this Agreement shall be construed as obligating ENZON, or giving BMS the right, to proceed against a third party infringer.

8.  CONFIDENTIALITY, NON-USE AND PUBLICATIONS

    8.1  ENZON's Rights.   Other than the option granted to BMS pursuant to Section 6.1, nothing in this Agreement shall be construed to prohibit or limit in any manner ENZON's right to grant any license for PATENT RIGHTS to any party outside the FIELD. ENZON may issue public announcements or press releases relating to the existence and/or subject matter of this Agreement (excluding any disclosure of the financial terms hereof unless required by law or regulation) with reference to BMS as the licensee, provided that ENZON shall provide BMS with not less that five (5) business days to review and comment on the form and substance of the public announcement or press release. In no event shall ENZON include in such announcements or re1eases, explicitly or implicitly, any mention or indication that BMS endorses any SCA DISCOVERY.

    8.2  BMS' Rights.   BMS may issue public announcements or press releases relating to the existence of this Agreement (excluding any disclosure of the financial terms hereof unless required by law or regulation) with reference to ENZON as the licensor, provided that BMS shall provide ENZON with not less that five (5) business days to review and comment on the form and substance of the public announcement or press release. In no event shall BMS include in such announcements or releases, explicitly or implicitly, any mention or indication that ENZON endorses the manufacture, use, or sale of any PRODUCT.

    8.3  BMS' Obligations.   BMS shall not use any unpublished PATENT RIGHTS including the text of Appendix I of this Agreement for any purpose other than as permitted under this Agreement. BMS shall keep any unpublished PATENT RIGHTS including the text of Appendix I of this Agreement disclosed to BMS by ENZON confidential for three (3) years following the termination of this Agreement for any reason. Nothing in this Agreement shall prevent BMS from making any disclosure of unpublished PATENT RIGHTS including the text of Appendix I of this Agreement required by law.

    Nothing in this Agreement shall in any way restrict the right of BMS to use or disclose unpublished PATENT RIGHTS including the text of Appendix I that:

    (a)
    at the time of disclosure by ENZON to BMS had been published or is publicly known or otherwise in the public domain;

    (b)
    is published, becomes publicly known, or otherwise becomes part of the public domain after disclosure by ENZON to BMS through no fault of BMS;

    (c)
    was known to BMS prior to the time of disclosure by ENZON, as demonstrated by written records; or

    (d)
    was or is disclosed to BMS in good faith by a third party who was not and is not under any obligation of confidence to ENZON at the time of said disclosure by said third party.

    The obligation of this Section 8.3 shall apply equally to BMS and us AFFILIATES and sublicensees.

9.  BMS' DILIGENCE

    During the term of this Agreement, BMS and its AFFILIATES and, if any, sublicensees will use commercially reasonable efforts to develop PRODUCTS for commercial sale and distribution throughout the world, and to such end will use commercially reasonable efforts to create a demand for the manufacture, sale, and marketing of PRODUCTS, and to meet and fulfill any such demand for said PRODUCTS.

10.  INDEMNIFICATION

    BMS shall defend, indemnify, and hold ENZON and its AFFILIATES harmless from and against any and all claims, suits, and expenses, including attorney expenses, arising from the manufacture, use, or sale or other distribution of PRODUCTS by BMS or its AFFILIATES or sublicensees, except to the extent attributable to the indemnified party's negligence or intentional misconduct.

11.  BMS IMPROVEMENTS

    11.1  License to ENZON.   BMS and its AFFILIATES agree to and hereby do grant to ENZON and its AFFILIATES a worldwide, royalty-free, non-exclusive license, including the right to grant sublicenses to third parties, to make, use, and sell any product covered by BMS PATENT RIGHTS.

12.  TERM AND TERMINATION

    12.1  Default.   If either party shall fail to perform any of its obligations under this Agreement, the nondefaulting party may give written notice of the default to the defaulting party. Unless such default is corrected within sixty (60) days after receipt of such notice, the notifying party may thereafter terminate this Agreement.

    12.2  Term.   Unless otherwise terminated, as provided for in this Agreement, this Agreement will continue on a country by country basis until the expiration of the last to expire PATENT RIGHT in the country in question.

    12.3  Termination by BMS.   This Agreement may be terminated as a whole by BMS at any time from and after the second anniversary of the EFFECTIVE DATE pursuant to written notice and payment if the applicable amount set forth below:

Termination during period
From and including anniversary	To but excluding anniversary	Pro Rata Amount Payable
[*]	[*]	$[*]
[*]	[*]	$[*]
[*]	[*]	$[*]
[*]	[*]	$[*]
[*]	[*]	$[*]
[*]	[*]	$[*]
[*]	[*]	$[*]
[*]	[*]	$[*]
[*]		$[*]

Any foregoing amount payable by BMS is: (i) additional to all amounts that have in due course become payable under Section 4.4 and (ii) subject to any available credit resulting from any prior Milestone Payments made by BMS under Section 4.2

    12.4  Survivability.  Sections 5, 7, 8, 10 and, with respect to all BMS PATENT RIGHTS existing as of the time of termination, 11 shall survive the termination of this Agreement, except that Section 11 shall not survive if BMS terminates this Agreement under Section 12.1 for ENZON's default.

13.  MISCELLANEOUS

    13.1  DISCLAIMER OF WARRANTIES.   EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, ENZON EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

    13.2  Integration.   This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings, and discussions between the parties relating to said subject matter.

    13.3  Amendments.   This Agreement may be amended only by a written instrument executed by the parties.

    13.4  Waiver.   The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or any other condition or term.

    13.5  Successors.   This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

    13.6  Assignability.   This Agreement shall not be assignable by either party without the other parry's written consent, except for ENZON's right to receive royalties payable hereunder, upon sixty (60) days prior written notice to BMS. Either party, however, shall have the right to transfer this Agreement to any AFFILIATE, or to any successor of its entire business to which this Agreement relates without the consent of the other party.

    13.7  Notices.   Any notice and payment of royalties required or permitted to be given hereunder shall be deemed sufficient if mailed by registered or certified mail (return receipt requested), or delivered by hand to the party to whom such notice is required at its address set forth in Section 5.1.

    13.8  Validity of Provisions.   If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby. It is further the intention of the parties that in lieu of each such invalid, illegal, or unenforceable provision, there shall be substituted or added as part of this Agreement a provision that shall be as similar as possible in economic and business objectives to such invalid, illegal, or unenforceable provision as was originally intended by the parties, but that shall be valid, legal, and enforceable.

    13.9  Titles.   All titles and subtitles used in this Agreement are for purposes of illustration or organization and are not legally binding on the parties.

    13.10  Relationship of the Parties.   Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the parties.

    13.11  Further Acts and Instruments.   Each party hereto agrees to execute, acknowledge, and deliver such further instruments and to do all such other acts as may be necessary or appropriate to effect the purpose and intent of this Agreement.

    13.12  Export Restrictions.   This Agreement, and any products or technical data supplied during the term of this Agreement, are made subject to any restrictions concerning the export of products or technical data from the United States of America that may be imposed upon ENZON or BMS or their respective AFFILIATES or sublicensees from time to time by the Government of the United States of America. Furthermore, BMS and its AFFILIATES agree that at no time, either during the term of this Agreement or thereafter, will they or their sublicensees export, directly or indirectly, any United States source products or technical data acquired from ENZON or its AFFILIATES under this Agreement or any direct products of that technical data to any country for which the U.S. Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining that license or approval when required by applicable United States law.

    13.13  Choice of Law.   This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New Jersey.

    The parties have duly executed this Agreement as of the date first above written.

ENZON, INC.
By: Name: Title:	/s/ ABRAHAM ABUCHOWSKI Abraham Abuchowski President & CEO
BRISTOL-MYERS SQUIBB COMPANY
By: Name: Title	/s/ WILLIAM A. SCOTT William A. Scott Senior Vice President

APPENDIX I

    Constituting part of Section 1.7 of the Semi-Exclusive License Agreement dated Sept. 30, 1993, between ENZON and BMS.

ENZON PATENT RIGHTS

A.
SCA Polypeptides, Sequences, Hosts, Processes

1.
U.S. Patent No. 4,946,778; filed 2 September 1986, issued 7 August 1990

2.
U.S. Patent Application Ser. No. [*]; filed [*]

3.
European Patent Application Ser. No. [*] filed [*] ([*])

4.
Canadian Patent Application Ser. No. [*]; filed [*]

5.
Japanese Patent Application [*]; filed [*]

B.
Multimers of SCA Polypeptides

6.
U.S. Patent Application Ser. No. [*]; filed [*]

7.
U.S. Patent Application Ser. No. [*]; filed [*]

8.
International Patent Application No. [*]; filed [*]

C.
Surface Expression of SCA Polypeptides

9.
U.S. Patent Application Ser. No. [*]; filed [*]

10.
European Patent Application [*]; filed [*] (via [*]), designating [*]

D.
Linkers

11.
U.S. Patent Application Ser. No. [*]filed [*]

E.
Computer Assisted Design of SCA Polypeptides

12.
U.S. Patent No. 4,704,692; filed 2 September 1986, issued 3 November 1987

13.
European Patent Application [*]; filed [*] ([*])

14.
U.S. Patent No. 4,881,175; filed 9 June 1988, issued 14 November 1989

15.
U.S. Patent No. 4,939,666; filed 2 September 1987, issued 3 July 1990

16.
Japanese Patent Application [*]; filed [*]

17.
Canadian Patent Application Ser. No. [*]; filed [*]

APPENDIX II

    Constituting part of Section 1.3 of the Semi-Exclusive License Agreement dated Sept. 30, 1993, between ENZON and BMS. EXCLUDED AREAS

    The following areas are specifically excluded from the FIELD:

    1.  Making, having made, using, or selling SCA PROTEIN for [*], in which a [*] SCA PROTEIN is administered to a [*] patient; time elapses for preferential concentration of the [*] SCA PROTEIN in [*] tissue and decrease of [*] in the patient; and such preferentially concentrated [*] SCA PROTEIN is detected within a surgical operative field by a detector probe placed in juxtaposition with tissue suspected of containing said [*] SCA PROTEIN.

    2.  Making, having made, using, or selling diagnostics based on [*] SCA PROTEINS and therapeutics based on [*] SCA PROTEINS covalently linked to [*] or derivatives or fragments thereof.

    3.  Making, having made, or selling reagents and kits in the research market for production and cloning of genes encoding SCA PROTEIN(s) and their fusions in a [*] system, and for expression and screening of SCA PROTEINS fused with the [*] or [*] or [*].

    4.  Selling kits in the research market for [*] SCA PROTEINS.

    5.  Selling products containing SCA PROTEINS in the research market.

    6.  Selling SCA PROTEIN-containing products to diagnostic companies for inclusion in diagnostic kits.

    7.  Making, having made, using, or selling [*] SCA PROTEIN in which a protein binds to and [*] and in which an antigen-binding site of an SCA PROTEIN is involved in said [*].

    8.  Making, having made, using, or selling SCA PROTEINS that are, or have been modified by reaction with [*].

    9.  Making, having made, using, or selling SCA PROTEINS fused with, or for the assay or purification of, [*].

APPENDIX III

    Constituting part of Section 3.1 of the Semi-Exclusive License Agreement dated Sept. 30, 1993, between ENZON and BMS. PREVIOUS LICENSEES

PREVIOUS LICENSEES

    The following companies and their affiliates have pre-existing rights in the FIELD under previous license agreements with ENZON:

[*] Corporation
[*] Incorporated
[*] Corporation

    ENZON hereby represents and warrants to BMS that at all times during the term of this Agreement:

    (a) The [*] license agreement covers only the fields of [*] as described under Area 1in Appendix II, [*], and [*].

    (b) Neither the [*] nor the [*] license agreement provides for any sublicensing right to the licensee.

    ENZON further covenants that it will not, during the term of this Agreement, permit any of the above-listed license agreements to be amended, supplemented or otherwise modified in any manner inconsistent with the semi-exclusivity of the BMS license granted under this Agreement, including without limitation the granting of any consent to permit either [*] or [*] to assign its license agreement, unless the proposed assignee shall acquire through the assignment in question no right with respect to the FIELD.

APPENDIX IV

    Constituting part of Section 6.1 of the Semi-Exclusive License Agreement dated Sept. 30, 1993, between ENZON and BMS.

NON-EXCLUSIVE LICENSE AGREEMENT—CANCER THERAPEUTICS

APPENDIX V

    Constituting part of Section 6.1 of the Semi-Exclusive License Agreement dated Sept. 30, 1993, between ENZON and BMS.

NON-EXCLUSIVE LICENSE AGREEMENT—ALL THERAPEUTICS

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APPENDIX I
APPENDIX II
APPENDIX III
APPENDIX IV
APPENDIX V